Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Q4 2020 Financial Results – February 24, 2021

Bruce Davis – Chairman and CEO

Thank you and good afternoon. Welcome to our conference call. Charles Beck, our CFO, is with me. We also have Bob Chamness, our EVP in charge of Sustainability, joining us today to provide an update on progress and prospects in this increasingly important use of our Platform in plastics recycling. On the call today, we will review Q4 and fiscal 2020 financial results, discuss significant business developments and market conditions, and provide an update on progress in execution of strategy. We have posted these prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.1 Charles will now comment on our financial results.

[1]	https://www.digimarc.com/about/news-events/press-releases/2021/02/24/digimarc-reports-fourth-quarter-and-fiscal-year-2020-financial-results

Financial Results

Thank you Bruce. 2020 was an extraordinary year, full of unforeseen challenges and opportunities. We started the year with a focus on retail store operations, then along came COVID-19. The pandemic caused a reprioritization of resources at retailers that impeded progress with thermal labels and new retail account acquisition. Although revenues increased year over year, we did not hit our growth goals for bookings. The effect of the pandemic was not all negative. New customer and partner opportunities emerged along with unexpected sources of financing that Bruce discussed during the Needham Conference in January, leading our company to come out of the year stronger and better positioned than when we entered it.

Revenue for the fourth quarter was $5.6 million, up 4% from Q4 last year. Service revenue increased 7% from $2.7 million to $2.9 million due to growth in services provided to Government and Retail customers. Subscription revenue increased 1% from $2.6 million to $2.7 million reflecting the impact of new bookings offset by the impact of the renegotiated contract with a Retail supplier partner in the first quarter of 2020 that we have discussed in prior calls.

Revenue from Government was up 10% to $3.3 million driven by growth in both Subscription and Service revenue. Revenue from Retail was down 8% to $1.4 million reflecting the impact of the renegotiated contract I referenced a moment ago offset by higher Service revenue. Revenue from Media was up 6% to $900 thousand reflecting growth in Subscription revenue.

Retail bookings2 were $1.3 million, around the same level as Q4 last year. The impact of the pandemic continued to have an affect on bookings in Q4. As we enter 2021, we are encouraged by a growing pipeline of opportunities in supply chain and recycling solutions. We entered into several new contracts during Q4, most of which were early production or pilot projects. While these contracts did not contribute significantly to bookings during the quarter, we expect these contracts will grow into larger revenue streams in coming quarters.

Retail bookings included several notable developments:

•	We started work on our first Golden Thread project in recycling. Bob Chamness will elaborate later on the call.
•	We signed our first contract with a customer in the tobacco industry who is using the Digimarc Platform for product authentication to deter the selling and usage of counterfeit cigarettes.
•	We continued a customer-funded study of the commercial viability of laser engraving serialization with a global brand and its suppliers.
•	We generated follow-on bookings for the variable data printing solutions used in the traceability and brand protection use cases that I referenced on prior calls.

In Media, we entered into a 5-year extension with a customer using the Digimarc Platform for monitoring and reporting music usage.

Gross margin for the quarter increased to 69%, from 66% last year, due to improved Service margins. Service margins were 61%, up from 52% last year due to a favorable mix in billable expenses, with higher labor and lower non-labor expenses, and lower other costs. Subscription margins were 79% down from 80% last year.

Operating expenses were $11.7 million, a decrease of 6% from $12.4 million in Q4 last year. Operating expenses were lower reflecting lower travel, consulting and tradeshow costs. We expect operating expenses to range from $12.8 million to $13.2 million in the first quarter. The expected increase in expenses over the fourth quarter reflects the impact of routine annual compensation adjustments for our employees, our 2021 hiring plan, including two new senior executive positions; and

[2]	Bookings are defined as the non-cancellable amount of a contract. Retail Bookings include retail store operations, manufacturing, distribution and recycling solutions employing our Platform,

recurring fiscal year-end related costs.

Net loss for Q4 was $7.8 million or $1.27 per common share versus a net loss of $8.7 million or 73 cents per common share in the fourth quarter last year. Our net loss per common share calculation was impacted by an accounting adjustment required under US GAAP, called a beneficial conversion feature, which represents the conversion premium on the preferred stock issued to TCM Strategic Partners, that was later converted into common stock in December upon shareholder approval. The conversion premium negotiated in the deal was 15%, the same as the discount for the common stock; however, the preferred portion of the transaction took a couple of extra days to close, by which time the stock price had appreciated significantly thereby creating a larger conversion premium for accounting purposes. This is a non-recurring and non-cash adjustment to earnings per share. Excluding the impact of this adjustment, our net loss per common share would have been 51 cents.

2020 revenue grew 4% despite the pandemic effects. Service revenue increased 5% to $13.9 million due to growth in services provided to Government and Retail customers. Subscription revenue increased 4% to $10.1 million reflecting the impact of new bookings offset by the impact of the renegotiated contract with a Retail supplier partner I mentioned earlier.

Revenue from Government was up 4% to $14.9 million in 2020 driven by growth in both Service and Subscription revenue. Revenue from Retail was up 6% to $5.6 million reflecting the impact of new bookings offset by the impact of the renegotiated contract already referenced. Revenue from Media was up 2% to $3.5 million reflecting growth in Subscription revenue.

Retail bookings were $5.4 million in 2020 versus $5.3 million in 2019.

Gross margin for the year increased to 67% from 65% last year due to improved Service margins. Service margins were 58%, up from 55% last year due to a favorable mix in billable expenses with higher labor and lower non-labor expenses. Subscription margins were flat at 79%.

We held operating expenses essentially flat with 2019 at $48.9 million. Payroll costs were higher year over year due to routine annual compensation adjustments for our employees and $800 thousand of non-recurring severance costs associated with the corporate restructuring we announced in July. These costs were offset by lower travel, consulting and tradeshow costs in 2020.

Net loss per common share for 2020 was $3.41 versus a net loss per common share of $2.79 last year. Excluding the impact of the adjustment for the beneficial conversion feature I referenced earlier, our net loss per common share for 2020 would have been $2.52.

We ended the year with $77.7 million in cash and investments, the highest cash balance in nearly 18 years. On October 1st, we received the remaining $17 million of proceeds from the $53.5 million investment made by TCM Strategic Partners. On December 10th, the 17 thousand preferred shares issued to TCM as part of the transaction were converted into 1.2 million common shares upon approval by shareholders.

Our application for forgiveness of the $5 million Paycheck Protection Program loan is still in the process of being reviewed by the Small Business Administration. We do not have any visibility on when they may complete their review.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-k that we expect to file shortly.

Bruce and Bob will now comment on significant business developments, market conditions, and execution of strategy.

Execution of Strategy

I provided a 2020 retrospective and overview of keys to success for 2021 six weeks ago at the Needham conference in mid-January. The presentation is available on our website.3  Much has happened since then.

Beginning at the Board level, I am very excited to welcome Sheela Zemlin to our board of directors. Her professional accomplishments, commitment to making a difference in the world and thoughtful team-oriented leadership will inspire our employees and stakeholders. I expect that Sheela’s two decades of experience in leading high-growth, digitally-enabled companies will invigorate and inform boardroom discussions about resource allocations, market priorities and opportunities to scale the business.4  In another important Board development, Riley McCormack has been elected lead director.5  He inherits this role from Jim Richardson, a very capable leader, who will remain on the Board and continue to serve on the audit committee. Riley will be a strong advocate for shareholders’ interests, enhancing our shareholder engagement.  He and I have been enjoying, for some time now, an extraordinary collaboration on how to best accelerate adoption of the Digimarc Platform, instill a high-performance culture, and build upon our values consistent with the environmental and social benefits that our Platform is delivering to customers. In his new role, Riley will work closely with me, other Board members, and our management team to strengthen the company’s commitment to Environmental, Social and Governance (ESG) practices, communicate with, and represent the interests of, the shareholder community, and seek ways to enhance overall Board and company operations.

The company’s organization continues to evolve with the maturation of execution of strategy, growth in size, breadth and sophistication of the supplier ecosystem, and the resultant expanding universe of applications being built on the Platform. The organization has changed dramatically in the past few years, as we evolved from an IP licensing company to a customer centric software and services supplier. The pace of change has accelerated. I am proud of the versatility, loyalty and focus on our mission of our employees and leadership team, as such changes are always challenging, especially so when done in the context of the pandemic, wildfires, and ice storm that we have endured in Oregon over the last year.

Leadership must evolve consistent with the stages of development of our Platform and the markets it serves. Recent changes include the departure of our director of corporate communications, who we have begun a search to replace; and the addition of a Chief Product Officer and Chief Revenue Officer. I am very excited about the seasoned executives with successful track records that are moving into the senior ranks of our leadership. The executive changes are intended to strengthen the relationship between product development and sales, improve accountability for customer outcomes, accelerate a transition to the cloud, and create better alignment between the organization and the changes in demand profiles we are observing.

Opportunities to improve auto identification span consumer product lifecycles, from manufacturing to recycling.6  The natural ebbs and flows of opportunities and allocation of resources across the supply chain, including retail store operations, were disrupted by the pandemic. It created a substantial temporary shift in demand, leading us to lower our spending and shift our resources from retail store operations to other areas of the supply chain. Whereas, we began market development with fast, easy checkout, aiming to reduce long lines at checkout; the pandemic made those lines shorter. It also changed the shopping experience in many ways, leading fewer shoppers to shop less often, spend less time in stores when they do, and buy more in each visit. Other shoppers moved online. Others rely upon contract shoppers and store associates to do the work and have purchases delivered to their homes or for curbside pickup. These changes don’t reduce the relevance of speed, convenience, and accuracy product identification in shopping. The new shopping model adds safety to the paradigm. The modern consumer wants low prices, efficiency and safety. Models of demand generation and product differentiation are changing. Environmental and social concerns are increasingly important. Associate responsibilities are expanding with safety and efficiency as top of mind concerns. We are embracing these changes.

Janey Whiteside, Walmart’s EVP and Chief Customer Officer, reported at the virtual NRF about high concern with associate well-being creating a focus on low touch approaches to their work. She also noted that the financial effects of the pandemic put even more emphasis on affordability, leading share gains by private brands. She observed that stores have been rapidly transformed into hybrid warehouses, localizing pick and pack and rapid delivery of groceries. Whiteside emphasized “stores aren’t going anywhere”. People still want to shop in stores but they are looking for a new generation of shopping experiences. Corporate values are front and center. Trust is a cornerstone of customer loyalty. Again, we can help.

More recently, at the Walmart Investment Community Meeting, company leadership talked about the need for more innovation and speed, building a new customer-centric business model, serving them in new ways, and monetizing assets in ways not done before.7  Low prices, convenience, efficiency and safety were key themes in their remarks. We, at Digimarc, see in these changes greater opportunity than ever to help Walmart continue their omni-channel and digital transformation, while maintaining their operating efficiency advantages over competitors.

[3]	https://www.digimarc.com/docs/default-source/investors-presentations/needham-business-update-for-investors---jan-2021.pdf?sfvrsn=b12eff37_10

[4]	https://www.digimarc.com/about/news-events/press-releases/2021/02/23/digimarc-welcomes-accomplished-saas-go-to-market-executive-sheela-zemlin-to-its-board-of-directors
[5]	https://www.digimarc.com/about/news-events/press-releases/2021/02/23/digimarc-names-riley-mccormack-as-lead-director
[6]	https://www.digimarc.com/

[7]	https://s2.q4cdn.com/056532643/files/doc_financials/2021/q4/CORRECTED-TRANSCRIPT_-Walmart%2c-Inc.%28WMT-US%29%2c-Investment-Community-Meeting%2c-18-February-2021-8_00-AM-ET.pdf

Earn Primary Destination (Food, Consumables, GM)
• In Store
• Pickup
• Delivery
Walmart+
Serve customers more broadly, deepen our relationship and sustain a healthy mix by expanding:
eCommerce (especially GM)
• 1P Owned inventory
• 3P Marketplace
Health and Wellness
• High quality
• Preventative
• Accessible
• Affordable
Financial Services
• Trusted
• Digital
• Accessible
• Affordable
Sustainably Lower Cost
• Store productivity
• Supply chain design and automation
• Digital transformation
• Regenerative to nature
Monetize Capabilities
• Marketplace
• Advertising
• Data
• Fulfillment
• Last mile
Reinvest in the Customer Value Proposition

8

Our Platform improves performance throughout the supply chain, from production to recycling. As the disruption of store operations by the pandemic slowed progress, it created heightened demand further up the chain, in production and distribution,9 giving rise to new customer relationships in new industry segments focused on brand protection, counterfeit deterrence, channel management, and general supply chain transparency.

[8]	Source: Walmart
[9]

See, e.g., for discussion of supply chain disruption:  https://www.supermarketnews.com/issues-trends/pandemic-taught-grocery-supply-chain-valuable-lessons?NL=SN-007&Issue=SN-007_20210215_SN-007_885&sfvc4enews=42&cl=article_2&utm_rid=CPG06000000251758&utm_campaign=44211&utm_medium=email&elq2=6dc8277cccda48959a

In another very positive development, AIM announced formation of HolyGrail 2.0 in late 2020, describing it as “a pilot project with the objective to prove the viability of digital watermarking technologies for accurate sorting and consequently higher-quality recycling, as well as the business case at large scale.”10

We understand that participation has grown from 85 to more than 120 companies and organizations. A few weeks ago, we received a comprehensive work plan from AIM with detailed workstreams, deliverables, and schedules. Bob Chamness, the executive in charge of this area of our business, will now provide an overview and update on market conditions, AIM Holy Grail 2.0, and other Circular Economy initiatives.

Bob:

Thank you, Bruce.

It is my pleasure to join the call to share recent developments and plans for our recycling and sustainability initiatives.

If the pandemic showed nothing else, it has showed the critical role that plastics play in improving our everyday lives. For many applications, there is simply no alternative that performs as well. And yet, plastic waste is a growing challenge to our environment, causing harm to our oceans, waterways, air quality, and landfills. The issue, then, is not plastic itself, but our relationship to plastic.

Government scrutiny of plastic waste continues to grow, with new plastic directives coming from the European Commission, including a European tax on nonrecycled plastic waste. The United Nations Plastics Treaty proposal, initiated by the Ellen MacArthur Foundation and the World Wildlife Fund, calls for a global agreement setting of goals and binding targets, together with national action plans, and consistent measurement. The proposed Treaty seeks to enhance investment planning, stimulate innovation, and harmonize policy efforts. The U.N. Global Compact, the world’s largest corporate sustainability initiative, is similarly focused on eliminating plastic waste in the environment.

In the US, several state governments are moving forward with Extended Producer Responsibility (EPR) regulations, which provide funding for upgrading trash-sorting and creating green jobs. EPR fees are used to provide incentives for consumer brands to use more recyclable materials and reduce their packaging footprints.

It’s estimated that more than 30% of product packaging contains plastic. Corporations are stepping up to do their part. There are more than 500 signatories to the Ellen MacArthur Foundation’s New Plastic Economy Global Commitment, where they have pledged to increase use of recycled plastic. The signatories include well-known consumer brands such as L’Oreal, Mars, Nestle, PepsiCo, The Coca-Cola Company, and Unilever.

Government and private initiatives alike seek to reclaim post-consumer waste plastic

[10]	https://www.aim.be/priorities/digital-watermarks/

and recycle it into new products, creating a Circular Economy, with goals to reduce the impact of post-consumer plastics on our environment, while reducing use of virgin plastics made from hydrocarbons, such as oil and gas, thereby reducing our CO2 footprint.

These goals cannot be achieved with legacy technologies. There is a significant gap between what can be recycled today and the levels of recycled content needed to achieve the published targets for the years 2025 and 2030. Digimarc played a central role in the success of the New Plastics Economy’s original HolyGrail initiative. The initiative scoured the technology landscape for means to improve the quantity and quality of recyclable material in post-consumer waste streams. Digital watermarking and chemical tracers were identified as potential solutions.

Digimarc Barcode was determined to be the more robust solution, so much so that a new initiative was formed, known as HolyGrail 2.0, whose sole mission is “to prove the viability of digital watermarking technologies for accurate sorting and consequently higher-quality recycling, as well as the business case at large scale.”11 The 29 cross-value chain collaborators in the original initiative were also impressed with the versatility of our Platform to address a host of other operational issues faced by manufacturers and retailers, such as parts matching, counterfeit deterrence, supply chain efficiency, food waste reduction, digitization of retail store operations and increased opportunities for consumer education and engagement.

HolyGrail 2.0 formally launched this past September with 85 members. It is facilitated by AIM, the European Brands Association, representing 2,500 corporate members12. A number of work groups have been formed to determine the path forward in all material aspects of integration into the ecosystem.

[11]	https://www.aim.be/priorities/digital-watermarks/
[12]	AIM’s website for the HolyGrail 2.0 project is https://www.aim.be/priorities/digital-watermarks/

HolyGrail 2.0 membership has grown by nearly 50% in five months, to over 124 participants, representing brands and retailers, printers and plastic mold converters, recycling sorting equipment manufacturers, plastic resin producers, industry trade associations and NGOs. A link to a chart showing the current members who have elected to be identified publicly is included in the script.13  Recent notable new members include European retail giants Kaufland, Lidl and the Schwarz Group, along with key industry suppliers Arburg, CCL, Esko, Fuji Seal, Sonoco and Sun Chemical.

As an industrywide collaboration, HolyGrail 2.0 is open to all suppliers of digital watermarking. We are pleased to report that Digimarc has been chosen as the supplier of enhanced materials and detection software for the initial prototype sortation test phases. We are entering into licenses and development relationships with two of the largest manufacturers of high-speed sortation equipment, TOMRA and Pellenc, who together provide over 80% of the global market for optical sorting lines in Materials Recovery Facilities (MRFs) and Recycling plants. TOMRA, a public company headquartered in Germany, hosted the two demonstrations in HolyGrail that showed the superiority of digital watermarking in identifying materials. We have begun discussions about licensing with other optical system and component providers in Europe and North America. COVID-19 has impeded progress in all aspects of the initiative. Nevertheless, we are making progress and impressed with the eagerness of participants to produce compliant packages for use in HolyGrail 2.0. Production of printed labels, flexible pouches and films, and 3D rigid plastics is underway.

We are making progress with industry leaders in rigid plastic packaging, including PACCOR, Berry Global and Logoplaste. PACCOR14 is notable, in that we have been collaborating with them for nearly two years. They are a global supplier, the second largest supplier of rigid plastic packaging in Europe and largest supplier in Eastern Europe, with operations in 15 countries. PACCOR is committed to sustainability and has been an ardent supporter of Digimarc Barcode and an amazing innovator in application of our Platform to plastic packaging.15  They were the first company to apply Digimarc Barcode to rigid plastic packaging surfaces.16

HolyGrail 2.0 is not the only initiative in Europe that will demonstrate our capabilities to improve plastics sortation and create a more robust circular economy ecosystem. We are in discussions to create a number of “Golden Threads” that will test performance in different countries and industry sectors. One such agreement with a large European nation’s consumer waste collection provider was entered into in Q4 2020. The program is designed to develop and test strategies to increase collections through improved consumer engagement and increase the quantity and quality of recovery of recyclable material. The program is underway. We have similar Golden Threads in earlier stages of development in two other countries.

The European Commission is monitoring progress. Their recently-published final report on the “Effectiveness of the Essential Requirements for Packaging and Packaging Waste and Proposals for Reinforcement” states that a review will be carried out in 2025, with a view to require digital watermarking as a legal requirement.17 The report states that, “…there are new technologies being developed that would make identification of recycled amounts by the individual functional unit of packaging highly efficient, and thus the production of data much more cost effective and achievable. The approach would utilize digital watermarking technology and sensor equipment to register the number of individual functional units of packaging sorted through sorting plants.”18

[13]	https://www.aim.be/priorities/digital-watermarks/

[14]	https://www.paccor.com/company
[15]	Larry Logan, Digimarc Chief Evangelist, and Nicolas Lorenz, Chief Commercial Officer, PACCOR, on digital identities for plastic packaging: https://www.youtube.com/watch?v=nYTxgIwehnM
[16]	https://www.paccor.com/company
[17]	The report can be found at https://op.europa.eu/en/publication-detail/-/publication/05a3dace-8378-11ea-bf12-01aa75ed71a1

[18]	Id.

The European Parliament’s New Circular Economy Action Plan, adopted on January 27, 2021, also addressed digital watermarking.19 Quoting from that plan, the Parliament:

“Urges the Commission and the Member States to enable digital technologies, such as blockchain and digital watermarking, and make them interoperable so that they can support the development of the circular economy through the tracking, tracing and mapping of resource use and product flows through all stages of the life cycle;”

Furthermore, the proposed Sustainable Products Policy Initiative of the European Commission calls out for “establishing EU rules for setting requirements on mandatory sustainability labelling and/or disclosure of information to market actors along value chains in the form of a digital product passport;… .”20 Our data carrier is often referred to the market as a “digital recycling passport”, an expression we coined.

We are increasing our market development in North America, encouraged by many macro level developments here at home. The ecosystem for waste collection and sortation in North America is quite different from in Europe where there is commonly one or a few organizations that provide for the collection of post-consumer waste in each country. In the U.S. each municipality selects a supplier, creating a much more decentralized and complicated network. There are signs of harmonization with Europe and recognition that radical change is required and must be driven by public policy.  This has inspired numerous Congressional and State proposals to implement Extended Producer Responsibility schemes as a funding mechanism. EPR fees put the economic burden of pollution on the manufacturers of products with plastic packaging to fund infrastructure and encourage innovation. These regulations typically include a calculus for determining the amount of tax that must be paid, thereby providing funding to improve sortation and recyclability. We are closely monitoring EPR fee proposals in twelve States and Congress that may be acted upon during 2021 legislative sessions to encourage explicit recognition of digital watermarking as a mitigating factor. We are also tracking similar activities in Canada. EPR fee mitigation, known as “eco-modulation,” can serve a good benchmark of minimum value realization for ROI calculations in pricing and negotiations.

We continue to expand our influence through participation in industry initiatives and trade organizations. We are signatories to the Ellen MacArthur Foundation’s New Plastics Economy, the proposed United Nations Plastics Treaty, and the UN Global Compact that I mentioned earlier. We also participate in the European Commission’s Circular Plastics Alliance, the EU Plastics Pact, the US Plastics Pact, Petcore Europe and the Association of Plastics Recyclers. These activities provide a forum to advance the inclusion of our technology in policy discussions and to align legislative strategies, therefore leveraging our government relations efforts.

Our work in HolyGrail continues to garner accolades around the world. Since our last call, P&G’s use of our Platform was awarded the Worldstar Global Packaging Award from the World Packaging Organization, the industry’s most prestigious honor21, and the Packaging Association of Canada’s Best of Show for Packaging Innovation, which included submissions from across North America22.

We are adding resources to address this momentum. We have also engaged the services of Kim Holmes as an expert consultant in governmental affairs and sustainability. Kim is well known and respected in the industry and was the former Vice President of the Plastics Industry Association. We have also hired a North American Sustainability Program Manager, who will help manage key relationships with our customers and facilitate timely delivery of our work for them, and a North American Industry and Relationship Manager, who will help coordinate activities to advance the use of the technology in Europe and North America. We are also hiring additional Product Management and Marketing specialists for recycling, and increasing our engineering and R&D resources. For sustainability and recycling in Europe, we are adding a Senior Program Manager to assure effective management of and delivery to the HolyGrail 2.0 project and support European customers’ additional circular economy initiatives based on our Platform. We are recruiting a Sustainability executive to oversee all European initiatives and advance our EU legislative and regulatory agendas regarding potential requirements for use of digital watermarking in plastic packaging and recognition of such use with EPR fee modulation. Our human resources team reports that these positions generated the largest number of candidate submissions in our company’s history, reflecting the importance of addressing the issues with plastic waste in our time and the passion of candidates wanting to play a role in the solution.

Now I will turn the floor back to Bruce.

Thanks Bob.

Secular trends in the digital transformation of businesses and increasing evidence of the need to move beyond the UPC are evident in the plastics initiatives, growing demand for brand protection, serialization, enhanced product transparency, and the enduring effects of the pandemic.

With the fundamental building blocks of the Platform in place, it is time to obsess about our customers, including both partners and end users, delivering great value efficiently and effectively across the spectrum of enabled applications. Our product and Platform development are increasingly informed by end users and their suppliers bringing problems and opportunities to us that they believe can be uniquely addressed by Digimarc.

Key takeaways from this quarterly update include:

[19]	This plan can be found at https://www.europarl.europa.eu/doceo/document/TA-9-2021-0040_EN.html

[20]	The Legislative Initiative can be found at https://op.europa.eu/en/publication-detail/-/publication/2c86a84c-19fb-11eb-b57e-01aa75ed71a1/language-en/format-HTML/source-191145349

[21]	See https://www.worldstar.org/winners_detail/275/

[22]	See https://www.pac-awards.com/2021winners

•	2020 was an extraordinarily challenging year
•	Growth was impeded but we came out of the year stronger in many ways than when we entered
•	Key market themes: sustainability and recycling; traceability and brand protection; and safe, efficient retail store operations
•	Plastic recycling is showing surprisingly high momentum and amazing levels of industry participation
•	Walmart is increasing its investment in omnichannel digital transformation; and we are determined to play an increasingly important role
•	Customers for brand protection are encouraging industry solutions based on our Platform
•	We are formulating unique brand protection solutions that encompass physical and digital realms and leverage our security expertise
•	We have always led with our Values; ESG is providing a roadmap for execution and articulation of great sustainable companies
•

We are committed to the ideals of ESG and should benefit from growing appreciation for the way in which we run our company and in our contributions to supporting the global monetary system, mitigating the environmental effects of plastic, reducing food waste, and improving product safety

•	Our leadership team evolving to manage wealth of opportunity across industries and new solutions
•	Chief Product Officer and Chief Revenue Officer with impressive track records have joined the team
•	Great board developments

Digimarc’s Platform is a general utility platform intended as a successor to the dominant auto identification model built on the UPC. We began the current phase of commercialization focused on improving retail store operations profitability and making the shopping experience more convenient. Over past couple of years, the promise of the Platform has given rise to new, very important uses in product safety, reduction of waste, and improvements to plastics recycling. In a fashion unprecedented in my experience, we have been given two roadmaps for success, in Walmart’s detailed articulation of strategy during their Investment Community Meeting23 and in a detailed work plan for HolyGrail 2.0.24  In addition, leaders in three separate industries have recommended us to competitors in hopes of finding industry wide solutions to deterring counterfeit goods, reminding me of the formation of the central bank alliance to provide a global system to deter counterfeiting of banknotes. The broad utility of our Platform is becoming more tangible and obvious. We have built something really special, something that will be transformative. We are strengthening our board and management to guide our success.

Embracing the core tenets of ESG’s goals have always been core to Digimarc’s mission and culture.25 First and foremost, our people are our most important asset. Keeping our workforce safe during the COVID-19 pandemic has been our primary concern. We support our employees holistically through training and development, flexible work styles, and comprehensive benefits programs. They carry our values to the community through various volunteer and mentoring initiatives. We have a diverse workforce yet see opportunities for improvement; thus, we are bolstering our diversity and inclusion policies and programs. We take pride in our safe and inclusive work environment. Our internal efforts to reduce our carbon footprint, water usage, electricity usage, and electronic waste have been impactful. We have a Green Team constantly searching for more opportunities. Our commitment extends to our core business – protecting confidence in currency, improving plastic recycling and product safety, reducing food and manufacturing waste, and better informing consumer purchase, use, and recycling decisions – all helping to keep people safe and protect the planet.

With bold leadership from our Board, we are redoubling our commitment to ESG leadership, including significant changes in executive compensation to foster a pay for performance culture which will be detailed in our next proxy. In the coming months, you will see us build on our internal initiatives and our existing business focus to become a leader in these qualities of sustainable high quality companies.

We are embracing key frameworks such as SASB (Sustainability Accounting Standards Board) and TCFD (Task Force of Climate-Related Financial Disclosures) to guide our efforts, set targets, and report on our progress. We invite all our stakeholders – employees, customers, partners, shareholders, our community, and beyond – to engage with us and join us on this journey. All well-intentioned suggestions are welcome.

Our brand is evolving from functional to purposeful. As we lead with our values, we come full circle to the bedrock of our business, deterring the counterfeiting of currency.  Digital payments have become more common, but when faced with natural disasters, network outages, political instability, and cyberwarfare, there must be a medium of exchange everyone can count on. Our important work there gave rise to an enduring mutually successful 25-year collaboration. We now see parallels in the AIM industry-wide initiative in plastics recycling and the circular economy; and in the openness of initial customers in multiple industries who are recommending us to competitors in hopes of developing industry solutions to brand protection, counterfeit deterrence, and channel management based on our work. This is a very exciting time.

I am so proud of our team for the way in which they navigated through the pandemic and Oregon wildfires to keep us on track despite the adversity. We managed well through these challenges and exited 2020 with the stage set for a bright future. With long-term funding secured, our working capital at the highest level in nearly 20 years, new skills and experience in management and on our board, formation of HolyGrail 2.0, uptick in demand for supply chain solutions, and emergence of many new applications of our Platform in the works, we have an abundance of opportunities. Key focus areas

[23]	https://s2.q4cdn.com/056532643/files/doc_financials/2021/q4/CORRECTED-TRANSCRIPT_-Walmart,-Inc.(WMT-US),-Investment-Community-Meeting,-18-February-2021-8_00-AM-ET.pdf

[24]	Details not publicly available.
[25]	https://www.digimarc.com/about/company/corporate-values

for growth include retail store operations, recycling, brand protection and traceability. We must allocate our resources wisely and deliver effectively.

As we have demonstrated our adeptness to meeting challenges, we must continue to adapt toward a sustainable, responsible high performance company that will deliver superior shareholders returns for years to come. Our Platform will redefine the relationships between people and things in many aspects of commerce and everyday life. We will help make the world a better place. We will lead with our values26 and continue to excel with our technical achievements.

Thank you for your support of our mission and confidence in our ability to achieve it.

That’s it for our prepared remarks. Now, we will open the call to questions.

[26]	https://www.digimarc.com/about/company/corporate-values